CIRO E. ADAMS, CPA, LLC
Client service, first and foremost.
56 Rockford Rd. | Wilmington, DE 19806-1004

December 23, 2015

AD Office 3 – Information Technologies and Services
Securities and Exchange Commission
100 F Street, N.E.; Mail Stop 4561
Washington, D.C. 20549-4561

Re: **SiteStar Corporation**
Commission File Number 000-27763

To the Assistant Director Office:

We have received a copy of, and are in agreement with, the statements being made by SiteStar Corporation in Item 4.02 of its Form 8-K for the event that occurred on December 21, 2015.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

Ciro E. Adams, CPA, LLC

56 Rockford Road, Wilmington, DE 19806-1004 Phone: 302-652-4783 Cell: 609-509-3856 ciro@ciroadamscpa.com

www.ciroadamscpa.com